Accountants' Consent
                           --------------------





The Board of Directors
Roanoke Gas Company



We consent to incorporation by reference in Registration Statements No. 33-69902 on Form S-2, as amended, and No. 333-02455 on Form S-8 of Roanoke Gas Company of our report dated October 17, 1997, relating to the consolidated balance sheets of Roanoke Gas Company and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1997, which report is incorporated by reference in the September 30, 1997 Annual Report on Form 10-K of Roanoke Gas Company.



					      s/KPMG Peat Marwick LLP
                                              KPMG PEAT MARWICK LLP





Roanoke, Virginia
December 19, 1997